Exhibit 99.1

METROPOLITAN BANK HOLDING CORP.

99 Park Avenue, New York, NY  10016    (212) 659-0600    FAX (212) 659-0610

FOR IMMEDIATE RELEASE	Contact:	Sangeeta Kishore
Executive Vice President
Chief Financial Officer
(212) 365-6733

METROPOLITAN BANK HOLDING CORP. REPORTS 165% RISE IN

THIRD QUARTER 2017 NET INCOME

Total Assets Increased to $1.7 Billion as Loans and Deposits Experience Strong Growth

New York, N.Y. – November 13, 2017 – Metropolitan Bank Holding Corp. (“MBHC” or “the Company”), the parent company of Metropolitan Commercial Bank, today announced net income of $3.8 million for the quarter ended September 30, 2017, an increase of $2.4 million, or 165.2%, from the quarter ended September 30, 2016. The 2017 third quarter results also represented a sequential increase in net income of $1.2 million or 45.1% compared with the quarter ended June 30, 2017. Other key financial highlights include:

-	Total assets as of September 30, 2017 were $1.7 billion, an increase of $632.4 million, or 57.9%, from September 30, 2016. Total assets were up $136.9 million, or 8.6%, from June 30, 2017.

-	For the 2017 third quarter, loans increased to $1.4 billion, up 43.3%, or $417.7 million, from the third quarter 2016. Loans increased $95.7 million, or 7.4% from the 2017 second quarter.

-	Total deposits in the third quarter rose to $1.5 billion, an increase of $565.1 million, or 61.2%, since the end of the third quarter 2016, driven by continued strong growth in retail deposit balances. Total deposits grew $159.3 million, or 12.0%, from the second quarter 2017.

-	Net interest income increased to $14.0 million for Q3 2017, an increase of 41.4% vs. Q3 2016 and an increase of 18.7% compared to the second quarter of 2017. Net interest margin was 3.57%, 1 basis point higher than at September 30, 2016 and 3 basis points better than at June 30, 2017.

-	Debit card issuing revenues were $847 thousand in Q3 2017, a 9.0% increase vs. the same period last year, and an increase of 5.2% as compared to Q2 2017, led by strong growth in existing debit card programs and new third-party programs launched in 2017.

-	Earnings per share were $0.82 for the current quarter versus $0.57 for the sequential quarter and $1.94 for the nine months ended September 30, 2017 compared to $0.45 for nine months ended September 30, 2016.

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On November 10, 2017, Metropolitan Bank Holding Corp. completed its initial public offering. The Company issued 3,565,000 shares of its common stock for net proceeds of approximately $115 million.

Mark DeFazio, President and CEO of Metropolitan Bank Holding Corp., stated, “We are very pleased to report our third quarter earnings, our first earnings results as a public company following our initial public offering and listing on the New York Stock Exchange. Our continued growth and increase in earnings were driven by the ongoing success of our entrepreneurial banking model. Our continued emphasis on serving the needs of small-to-midsized businesses and individuals in the New York metropolitan area market led to strong growth in earning assets and non-interest bearing deposits, resulting in increased margin. Our profitability also benefitted from solid expense control and sustained asset quality. We look forward to continued progress for the balance of the year.”

Growing Profitability

Net income for the quarter ended September 30, 2017 was $3.8 million, compared to net income of $1.4 million for the same period of 2016 and net income of $2.6 million in the second quarter of 2017. For the nine months ended September 30, 2017, net income increased by $4.1 million, or 82.2%, to $9.0 million, compared with $4.9 million during the same nine-month period last year.

Net interest income for the 2017 third quarter was $14.0 million, an increase of $4.1 million, or 42.2%, versus the same period last year, primarily due to growth in average interest-earning assets. Average interest-earning assets of $1.37 billion for the 2017 third quarter represent an increase of $315.0 million, or 29.9%, from the 2016 third quarter. Yield on interest-earning assets for the 2017 third quarter was 4.19% percent, compared to 4.16% and 4.09% for Q2 2017 and Q3 2016 respectively.

Average cost of deposits for the third quarter of 2017 decreased by 3 basis points and average cost of funds increased 9 basis points, versus the third quarter 2016 to 0.49% percent and 0.66% percent, respectively.

Net interest margin for the 2017 third quarter was 3.57% versus 3.54% at June 30, 2017 and 3.56% reported in the same period a year ago. On a linked quarter basis, net interest margin increased 3 basis points.

Non-interest income for the 2017 third quarter was $2.2 million, up $0.9 million compared to $1.3 million reported in the 2016 third quarter, primarily due to increase in revenue from service charges and debit card issuing business.

Non-interest expense for the third quarter of 2017 was $8.6 million, an increase of $164 thousand, or 1.9%, versus $8.4 million reported in the 2016 third quarter.

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Balance Sheet Summary

Total assets were $1.7 billion as of September 30, 2017, an increase of $632.4 million, or 57.9%, as compared to September 30, 2016. Total assets increased $136.9 million, or 8.6%, from June 30, 2017. The primary driver of this growth was an increase in total loans outstanding supported by strong growth in non-maturity deposits.

At September 30, 2017, loans accounted for 80.2% of total assets, versus 81.0% at the end of the 2017 second quarter and 88.3% at the end of third quarter 2016. Average loans reached $1.19 billion in the 2017 third quarter, growing $284.2 million, or 31.3%, from the third quarter 2016 and $68.3 million, or 6.1%, from the 2017 second quarter.

Total deposits were $1.49 billion at September 30, 2017, increasing 61.2% from Q3 2016 and increasing 12.0% from Q2 2017. Core deposits, which exclude time deposits greater than $250,000, were $1.45 billion or 97.6% of total deposits as of September 30, 2017, compared to $1.31 billion, or 98.3% of total deposits, and $903 million, or 97.8% of total deposits, as of June 30, 2017 and September 30, 2016, respectively, led by robust growth in demand deposit and money market accounts.

Borrowed funds were $64.4 million for the third quarter, a decline of $30.1 million from the second quarter 2017. Borrowed funds represented 3.73% of total assets at September 30, 2017 vs. 5.95% and 3.58% of total assets at June 30, 2017 and September 30, 2016, respectively.

Credit Quality

Classified assets were 0.60% of total loans as of September 30, 2017 vs. 0.45% and 0.17% at June 30, 2017 and September 30, 2016, respectively. Non-performing loans were $7.1 million at September 30, 2017, versus $4.6 million at June 30, 2017 and $424 thousand at September 30, 2016. Non-performing loans were 0.51%, 0.36% and 0.04% of total loans at September 30, 2017, June 30, 2017 and September 30, 2016, respectively. The increase was largely attributable to the addition of one fully collateralized residential mortgage in the non-accrual category. The bank expects full repayment on the loan.

The allowance for loan losses is at 1.09% of the loan portfolio. Non-performing loans represented 47.1% of the allowance for loan losses at September 30, 2017 vs. 32.8% and 3.7% as of June 30, 2017 and September 30, 2016, respectively.

Capital Strength

Stockholders’ equity increased $9.0 million to $119.0 million at September 30, 2017 vs. a year ago, and rose $4.0 million from June 30, 2017. The Company’s capital ratios at September 30, 2017 continue to exceed all regulatory minimums and the Bank remains categorized as “well-capitalized”.

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ABOUT METROPOLITAN BANK HOLDING CORP.

Metropolitan Bank Holding Corp. is a New York City-based single-bank holding company and operates a New York State-chartered commercial bank, Metropolitan Commercial Bank (the Bank). The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates five locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs.

Cautionary Statement about Forward-Looking Statements

This release contains certain “forward-looking statements” about MBHC which, to the extent applicable, are intended to be covered by the safe harbor for forward-looking statements provided under Federal securities laws and, regardless of such coverage, you are cautioned about. Examples of forward-looking statements include but are not limited to MBHC’s financial condition and capital ratios, results of operations and MBHC’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to, an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in FDIC insurance costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement, whether the result of new information, future events or otherwise.

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METROPOLITAN BANK HOLDING CORP.

SELECTED FINANCIAL HIGHLIGHTS
DATA at END of PERIODS
(Unaudited)
$'s in Thousands

	September 30,	June 30,	September 30,
	2017	2017	2016

Total Loans	$1,381,649	$1,285,976	$963,914

Allowance for loan losses	15,075	13,909	11,497

Non-performing Assets	7,093	4,568	424

Securities available for sale	33,922	35,610	40,308

Securities held to maturity	5,681	5,968	6,970

Total Assets	1,723,657	1,586,774	1,091,334

Total Deposits	1,488,643	1,329,298	923,588

Total Borrowings	64,370	94,422	39,115

Total Stockholders' equity	118,959	114,979	109,968

Capital Ratios - Metropolitan Commercial Bank

Tier 1 Leverage	9.32%	10.21%	10.71%

Tier 1 Risk-based	10.77%	11.29%	12.66%

Total Risk-based	11.85%	12.38%	13.91%

Common Equity Tier 1	10.77%	11.29%	12.66%

* Estimated

Performance Ratios - Metropolitan Bank Holding Corporation

ROAA	0.84%	0.78%	0.62%

ROAE	10.59%	9.26%	7.87%

Net Interest margin	3.57%	3.54%	3.56%

Cost of funds	0.66%	0.65%	0.57%

EPS, nine months ended, September 30, 2017	$1.94	$1.12	$0.45

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METROPOLITAN BANK HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Interest Income
Investments	$863,639	$680,239	$403,238	$2,118,411	$1,350,410
Loans	14,985,788	13,058,814	10,751,808	39,670,811	30,395,772
Earned loan fees	551,069	308,074	169,375	1,100,068	477,823
Total interest income	16,400,496	14,047,127	11,324,420	42,889,290	32,224,004

Interest expense
Deposits	1,587,469	1,468,377	1,274,383	4,315,126	3,620,357
Borrowed funds	849,381	813,051	232,003	2,062,146	964,760
Total interest expense	2,436,850	2,281,428	1,506,386	6,377,272	4,585,117

Interest margin	13,963,646	11,765,699	9,818,034	36,512,018	27,638,887
Provision for loan losses	1,200,000	1,790,000	190,453	3,560,000	2,000,453
Net interest margin	12,763,646	9,975,699	9,627,581	32,952,018	25,638,434

Non-interest income
Loan fees	314,508	163,852	276,442	620,928	843,331
Prepaid and debit card fees	847,035	804,869	776,755	2,440,221	2,097,981
Other income	1,071,903	603,877	267,382	1,990,761	1,194,115
Non-interest income	2,233,446	1,572,598	1,320,579	5,051,910	4,135,427

Non-interest expense
Compensation & benefits	4,846,625	4,263,916	5,640,348	13,687,687	13,437,091
Occupancy	1,045,595	1,008,647	974,868	3,106,592	2,860,424
Professional fees	950,619	455,637	406,640	1,800,043	1,184,240
Data processing	502,011	353,728	239,122	1,164,119	805,740
FDIC Insurance	348,996	104,997	182,454	623,635	506,578
Other expenses	896,542	953,862	983,049	2,584,296	2,537,474
Total non-interest expense	8,590,388	7,140,787	8,426,481	22,966,372	21,331,547

Income before income taxes	6,406,704	4,407,510	2,521,679	15,037,556	8,442,313
Provision for income taxes	2,562,200	1,757,300	1,072,100	5,993,500	3,478,200
Net Income	$3,844,504	$2,650,210	$1,449,579	$9,044,056	$4,964,113

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